Dated as of November 24, 2015

CANADIAN PACIFIC RAILWAY LIMITED
as Guarantor

and

CANADIAN PACIFIC RAILWAY COMPANY
as Issuer

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Trustee

FIRST SUPPLEMENTAL INDENTURE

to the

TRUST INDENTURE

Dated as of May 23, 2008

THIS FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of November 24, 2015 between CANADIAN PACIFIC RAILWAY LIMITED, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the "Guarantor"), CANADIAN PACIFIC RAILWAY COMPANY, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the "Corporation") and COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada and having an office in Calgary, Alberta (the "Trustee").

RECITALS OF THE CORPORATION AND THE GUARANTOR

WHEREAS, pursuant to the Indenture the following Series of Debentures were issued: (i) the 6.25% Medium Term Notes due 2018, initially limited to the aggregate principal amount of $375,000,000, (ii) the 5.10% Medium Term Notes due 2022, initially limited to the aggregate principal amount of$125,000,000, and (iii) the 6.45% Medium Term Notes due 2039, initially limited to the aggregate principal amount of $400,000,000 (collectively, the "Outstanding Debentures").

WHEREAS, the foregoing Series of Outstanding Debentures constitute all of the issued and outstanding Series of Debentures issued pursuant to the Indenture as of the date hereof.

WHEREAS, the Corporation may hereafter continue to create and issue Debentures in one or more Series under the Indenture upon the terms and subject to the conditions therein provided. Pursuant to Section 4.1(b) of the Indenture, the Corporation is to provide an Order of the Corporation for the certification and delivery of Debentures issuable under the Indenture together with a Terms Schedule specifying the terms of such Debenture to be issued, or, at the option of the Corporation, provide a Supplemental Indenture in form and terms approved by Counsel providing for the issue of such Debentures.

WHEREAS, the Corporation desires to have the option, in connection with the creation and issuance of any further Series of Debentures, to specify that any such Series of Debentures is to be guaranteed by the Guarantor upon creation and issuance of such Series of Debentures;

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the Outstanding Debentures and any additional Debentures designated in accordance with this First Supplemental Indenture to be guaranteed upon and subject to the terms and conditions set out in Section 2.2 of this First Supplemental Indenture (the "Guarantee"), and to provide therefor, the Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture.

NOW,    THEREFORE,    THIS FIRST    SUPPLEMENTAL INDENTURE
WITNESSETH: it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Outstanding Debentures and any additional Debentures to be guaranteed, as follows:

1.	INTERPRETATIONS AND AMENDMENTS

1.1	First Supplemental Indenture

As used herein "First Supplemental Indenture", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this First Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.2	Definitions in First Supplemental Indenture

All terms contained in this First Supplemental Indenture which are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires; provided, however, that notwithstanding the foregoing, the terms "Corporation" and "Trustee" shall have the respective meanings given to them in the Indenture.

1.3	Interpretation not Affected by Headings

The division of this First Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this First Supplemental Indenture.

2.	GUARANTEE

2.1	Issuance of Additional Guaranteed Debentures

In addition to the terms to be specified in the Terms Schedule to be provided under Section 4.l(b) of the Indenture in connection with the creation and issuance of any Series of Debentures, the Corporation may specify in such Terms Schedule that any Series of Debentures is to be guaranteed by the Guarantor on the terms and conditions of the Guarantee (each such Series of Debentures so guaranteed referred to as "Additional Guaranteed Debentures" and, together with the Outstanding Debentures, the "Guaranteed Debentures").

2.2	Agreement to Guarantee

The Guarantor hereby fully and unconditionally guarantees to each holder of Guaranteed Debentures, the due and punctual payment of the principal of, premium, if any, and interest on the Guaranteed Debentures, and the due and punctual payment of any sinking fund or analogous payments that may be payable with respect to such Guaranteed Debentures, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the

Indenture. In case of the failure of the Corporation punctually to make any such payment of principal, premium, if any, or interest, or any such sinking fund or analogous payment that may be payable with respect to the Guaranteed Debentures, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Corporation.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Guaranteed Debentures, the Indenture or this First Supplemental Indenture, any failure to enforce the provisions of the Guaranteed Debentures, the Indenture or this First Supplemental Indenture, or any waiver, modification or indulgence granted to the Corporation with respect thereto or hereto, by the holder of the Guaranteed Debentures or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of any Series of Guaranteed Debentures (excluding for certainty the issuance of any additional Guaranteed Debentures as part of such previously issued Series of Guaranteed Debentures), or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. Without limiting the Guarantor's own defenses and right hereunder, the Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses that the Corporation may have to payment of all or any portion of obligations hereunder, except for defenses expressly waived herein. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Corporation, any right to require a proceeding first against the Corporation, protest or notice with respect to the Guaranteed Debentures or the indebtedness evidenced thereby, or with respect to any sinking fund or analogous payment that may be payable with respect to the Guaranteed Debentures and all demands whatsoever, and covenants that its obligations under this Section 2.2 will not be discharged except by payment in full of the principal of, premium, if any, and interest on with respect to the Guaranteed Debentures.

The Guarantor shall be subrogated to all rights of each bolder of the Guaranteed Debentures, the Trustee and any Paying Agent against the Corporation in respect of any amounts paid to such holder by the Guarantor pursuant to the provisions of this Section 2.2; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Guaranteed Debentures of the same Series issued under the Indenture, and any sinking fund or analogous payments with respect to the Guaranteed Debentures of such Series shall have been paid in full.

Any term or provision of the Indenture and this First Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Debentures guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this First Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Indenture, including, without limitation, Sections 6.4 and 12.13 of the Indenture, shall apply to the Guarantor and that the Guarantor and the Corporation, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Indenture, including, without limitation, Sections 6.4 and 12.13 of the Indenture.

2.3	Execution and Delivery

To evidence its Guarantee set forth in Section 2.2 hereof, the Guarantor hereby agrees that this First Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 2.2 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Guaranteed Debentures.

2.4	Release of Guarantee

The Guarantor will be released and relieved of its obligations under the Guarantee in respect of any Series of the Guaranteed Debentures, and such Guarantee in respect of such Series of the Guaranteed Debentures will be terminated, upon receipt by the Trustee of a written order or request of the Guarantor, signed by any two of its officers and delivered to the Trustee (without the consent of the Trustee), requesting such release, upon (i) satisfaction and discharge of the Indenture or (ii) defeasance with respect to any Series of the Guaranteed Debentures, in each case, under the terms of the Indenture. At the request of the Corporation, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

3.	GENERAL

3.1	Effectiveness

This First Supplemental Indenture will become effective upon its execution and delivery.

3.2	Effect of Recitals

The recitals contained herein shall be taken as the statements of the Corporation and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and to perform its obligations under the Indenture and hereunder.

3.3	Ratification of Indenture

The Indenture as supplemented by this First Supplemental Indenture is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the m8IUler and to the extent therein provided.

3.4	Notice

Any notice to the Guarantor under the provisions of the Indenture or this First Supplemental Indenture shall be valid and effective if delivered as provided in the Indenture with respect to the Corporation. The address and telecopier number of the Guarantor and the contact person at the Guarantor shall be the same as that set forth in the Indenture in respect of the Corporation.

3.5	Governing Law

This First Supplemental Indenture (including the Guarantee provided herein) shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as Alberta contracts.

3.6	Severability

In case any provision in this First Supplemental Indenture (including the Guarantee provided herein) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.7	Acceptance of Trust

The Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein before set forth in trust for the various Persons who shall from time to time be Debenture holders subject to all the terms and conditions herein set forth.

3.8    Counterparts and Formal Date

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written. Delivery of an executed signature page to this First Supplemental Indenture by any party hereto by facsimile transmission or PDF shall be as effective as delivery of a manually executed copy of this First Supplemental Indenture by such party.

IN WITNESS WHEREOF the parties hereto have executed this First Supplemental Indenture on the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED,
As Guarantor

By: /s/ Mark Erceg
    Name: Mark Erceg
Title:     Executive Vice President and
Chief Financial Officer

    By: /s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title      Vice-President and Treasurer

CANADIAN PACIFIC RAILWAY
COMPANY,
As Issuer

By: /s/ Mark Erceg
Name: Mark Erceg
Title      Executive Vice President and
Chief Financial Officer

By: /s/ Darren J. Yaworsky
    Name: Darren J. Yaworsky
    Title      Vice-President and Treasurer

[Signature Page for the First Supplemental Indenture)

COMPUTERSHARE TRUST COMPANY OF CANADA

By: /s/ Karen Biscope
Name: Karen Biscope
Title: Manager, Corporate Trust

     By: /s/ Laura Leong
Name: Laura Leong
Title: Corporate Trust Officer

[Signature Page for the First Supplemental Indenture]

TABLE OF CONTENTS
1.    INTERPRETATIONS AND AMENDMENTS                                2
1.1    First Supplemental Indenture                                    2
1.2    Definitions in First Supplemental Indenture                              2
1.3    Interpretation not Affected by Headings                                2

2.	GUARANTEE 2

2.1	Issuance of Additional Guaranteed Debentures 2

2.2	Agreement to Guarantee 2

2.3	Execution and Delivery 4
2.4    Release of Guarantee                                         4

3.	GENERAL 4

3.1	Effectiveness 4

3.2	Effect of Recitals 4

3.3	Ratification of Indenture 4
3.4     Notice                                                5
3.5     Governing Law                                        5

3.6	Severability 5

3.7	Acceptance of Trust 5

3.8	Counterparts and Formal Date 5